Exhibit 10.7

December 10,  2018

William DeVaul,  Esq.

35 Longmeadow Road

Milton, MA 02186

Dear Bill:

It is my pleasure to offer you employment with Morphic Therapeutic, Inc. (the "Company "). Your position will be General Counsel & Secretary,  reporting directly  to Praveen Tipirneni, Chief Executive Officer. Your effective date of hire as a regular,  full-time employee is anticipated to occur no later than February 28,  2019 (your "Start Date").

Compensation: This is an exempt position. The Company will pay you salary at an annualized rate of $330,000,  payable in accordance with the Company’s regular payroll practices and subject to all applicable tax reporting and withholding requirements. As an employee,  you will also be eligible to participate in the Company '  s  standard employee benefit programs (health/dental/  life insurance,  etc.) including 3 weeks paid vacation and holiday benefits.

Bonus: During employment,  you will be eligible for an annual bonus target of 30%  of your base salary as determined by the Board of Directors (the "  Board") in its discretion, based on your performance as well as the Company's performance. Any bonus you receive will be paid at such time as determined by the Board and will require that you remain employed by the Company at the time of such payment.

Equity: Further,  it is our intention that,  subject to the approval of our Board of Directors ,  you will be granted a non-statutory stock option to purchase 1,  130 ,387 shares of the common stock of Morphic Holding In c.,  the Company '  s  parent entity ("  Parent "). The equity represents an approximately 0.75% ownership interest in the Parent as of the date of this offer letter, after accounting for our recent Series B financing. The stock option will be subject to a vesting period such that 25% will vest on September 30,  2019 and an additional 2.0833% shall vest every month thereafter,  so that it will be fully  vested on September 30, 2022, provided,  however ,  the stock option shall be subject to customary  double-trigger acceleration such that it shall vest fully in the event that your employment is terminated by the Company without cause,  or you terminate your employment with the Company for good reason, in each case within six months following a sale of the Parent,  as will be described in further detail in the applicable stock option agreement. The stock option will have an exercise price per share equal to no less than the fair market value per share on the date of grant as determined by the Board and shall have a term of ten years. The stock option will be subject in all respects to the Parent '  s stock incentive plan and form of non-statutory stock option agreement.

Term of Employment; Severance: Subject to the terms and conditions set forth on Exhibit A attached hereto, your employment at all times will be at will,  meaning that you are not being offered employment for a definite period. Either you or the Company  may terminate  the employment  relationship,  in each case subject to and in accordance with the terms and conditions set forth on  Exhibit  A, in  which case the obligations,  if any,  of the Company to make any severance payments to you shall be as set forth on Exhibit A.

Employment Eligibility: For purposes of federal immigration la w,  you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Our offer is also subject to the completion of a customary background check.

Work Environment: The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees. As a Company employee,  you will be expected to abide by the Company's rules and standards.

We also ask that,  if you have not already done so, you  disclose to the Company  any  and  all agreements relating to your  prior employment  that  may affect your eligibility  to be employed  by the Company  or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

Moreover ,  you agree that during the tem1 of your full-time employment with the Company , you will  not engage in any other employment,  occupation ,  consulting or other business activity  directly related to the business in which the Company is now involved  or becomes  involved  during the term  of your employment,  nor will you engage in any other activities that conflict with your obligations to the Company. Similarly,  you agree not to bring any third-party confidential information to the Company,  including that of your former employer,  and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment,  you are also required to sign and comply with a Non-Dis closure ,  Non Solicitation and Assignment of Intellectual Property Agreement which requires,  among other provisions, the assignment of patent rights to any  invention made as part of the scope of your employment at the Company,  non-disclosure of Company proprietary information and an agreement not to solicit Company personnel or customers through the twelve-month period following the termination of your  employment. Please note that we must receive your signed Agreement before your first day of employment.

Please indicate your acceptance of this offer by signing below and returning a signed copy of this letter to my attention on or before December 17,  2018.

The Company is incredibly excited about your joining and we are looking forward to working with you to build Morphic Therapeutic. Please contact me if you have any questions or need more information.

Sincere ly,

Morphic Therapeutic, Inc.

/s/ Robert E. Farrell Jr.CPA
By: Robert E. Farrell Jr.CPA
Its: VP Finance & Operations
Accepted and agreed:

/s/ William DeVaul
William DeVaul	Date	December 17, 2018

Exhibit A

Termination, Severance

1.           Termination.

1.1                  Termination By the Company Without Cause: The Company may terminate your employment with the Company for any reason, which need not be disclosed to you, effective following 30 days' written notice. In the event of termination under this Section 1.1 of this Exhibit A, you shall be entitled to the compensation and benefits specified in Section 2, below. In its sole and exclusive discretion, the Company will determine whether to require that you perform your duties for the Company during that notice period. However, you shall receive your salary for the entire duration of the 30-day notice period.

1.2                 Termination By the Company For Cause: The Company may terminate your employment for cause. For purposes of this Agreement, the tern "for cause" means: (i) engaging in theft, fraud and/or dishonesty which, in the judgment of the Board, could be harmful to the Company; (ii) gross negligence or willful misconduct in the performance of your assigned duties; (iii) gross neglect or willful refusal to attend to the material responsibilities assigned to you; (iv) your material breach of this Agreement; (v)  conviction (or a plea of no contest or similar plea or the entry of an order or judgment that requires a determination of guilt or responsibility) of a felony or for any crime involving moral turpitude or dishonesty; (vi)  knowingly providing or making untruthful or misleading statements to the Company, whether by commission or omission; (vii) any willful failure to carry out a specific written directive of the Board; or (viii) an intentional violation of any of the Company's material policies or procedures, including without limitation any equal employment opportunity or anti-harassment policies. In the event the Company believes that you have engaged in conduct that constitutes "cause" under clause (iv) above (a material breach of this Agreement), such conduct shall not be considered grounds for terminating your employment until the Company has provided you with written notice from the detailing the manner in which it believes your conduct violates such clause (iv) and you have been given 30 days in which to cure such violation. Nothing contained in this Section 1.2 shall in any way waive, restrict or prejudice the Company's rights and remedies in equity and at law with respect to the matter for which your employment under this Agreement may be terminated for cause. In the event of termination for cause under this Section 1.2, you shall not be entitled to any of the compensation or benefits described in Section 2 of this Exhibit A.

1.3                 By You For Good Reason: You may terminate your employment with the Company for good reason upon providing 30 days written notice to the Board. For purposes of this Agreement, "good reason" shall mean any of the following: (i) a reduction in the amount of your then current salary without your prior written consent (exclusive of a reduction that is made in conjunction with a reduction for the Company's executives as a group or to its employees generally); (ii) a material diminution in your position, authority, duties, responsibilities or direct reporting relationship with the Board without your prior written consent; (iii) the relocation of the Company's headquarters or your assigned place of work more than 45 miles from Boston, MA; or (iv) any failure by the Company, without your prior written consent, to comply with any of the provisions of this Agreement which failure is not remedied by the Company within 30 days of receipt from you of written notice thereof In the event of termination of your employment with the Company for good reason under this Section 1.3 of this Exhibit A, you shall be entitled to the compensation and benefits specified in Section 2 of this Exhibit A.

1.4                 Termination By You Without Good Reason: You may terminate your employment with the Company without good reason effective 30 days after providing written notice to the Board. In its sole and exclusive discretion, the Board will determine whether to require that you perform your duties for the Company during that notice period provided that you will be paid for the full notice period if relieved of your duties prior to the conclusion of the notice period. In the event of termination of your employment with the Company without good reason under this Section 1.4 of this Exhibit A, you shall not be entitled to any of the compensation or benefits described in Section 2 of this Exhibit A.

2.          Severance. If this Agreement is terminated by the Company pursuant to Section 1.1 of this Exhibit A, or by you pursuant to Section 1.3 of this Exhibit A, subject to execution and delivery by you and the Company of a mutually agreed general release agreement and a mutually agreed non-competition agreement pursuant to which you will agree not to compete with the Company for the period of one year following the termination of your employment, you shall be entitled to receive payments equal to nine (9) months' base salary at the then current level (exclusive of payment of earned bonuses and any pro rata bonus payment based on your annual target bonus for that year, which bonuses, if any, shall be determined and paid in accordance with the terms and conditions of this Agreement) with such payments to be treated as post employment severance pay. In addition, the Company will pay any applicable COBRA premium for six additional months for you, after which you will assume responsibility for payment, if continuation is desired. Any post-employment severance pay shall be paid monthly except that the last such payment shall be no later than March 15 of the year following the year of termination of employment, with any remaining payments to be paid in a lump sum on or before such date. Post-employment severance pay shall not be treated as compensation for qualified plan or other employee benefit purposes.

3.          Publicity. You and the Company will mutually agree upon any communications within the Company or to the public regarding the termination of your employment with the Company.

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